EXHIBIT 99.3

INFORMATION FOR RELEASE

MuniMae Structures $688 Million in Financing During Second Quarter

Company Raises $244 Million in Tax Credit Equity Capital

BALTIMORE (August 2, 2004) — Municipal Mortgage & Equity, LLC (NYSE: MMA), known as MuniMae, announced today that it structured $688 million of financing for multifamily housing during the second quarter of 2004. In addition, the Company raised $244 million in tax credit equity.

Mark K. Joseph, Chairman of the Board and CEO of MuniMae, commented, “We are very pleased with the investment activity during the second quarter. Production volume increased over 50% compared to the second quarter of 2003 and our pipeline looks healthy. More recently, we reorganized three separate debt product lines into one Debt Business Group, under Gary Mentesana’s leadership, to provide better service to our developer clients. In May, a subsidiary raised $60 million in a private placement of trust preferred securities with an attractive fixed dividend rate for 10 years and a 30-year maturity. MuniMae continues to reposition itself to better serve our customer and client base and to create opportunities for future growth.”

Investment Activity Summary
 Highlights of the second quarter and year-to-date origination activity include:

	Second Quarter	Year-to-Date
	Volume (in millions)	Volume (in millions)
Taxable Construction/Permanent Lending	$263.1	$454.8
Tax-exempt Bonds Construction/Permanent	211.6	274.9
Supplemental Loans	9.1	20.8
Equity Investments	204.4	350.8

Total	$688.2	$1,101.3

Capital Activity Summary
 During the second quarter of 2004, the Company raised $244 million of tax credit equity from nine third-party investors, bringing the year-to-date total to $335 million in equity raised. Approximately $59 million, or just over one fourth, of the $244 million of tax credit equity raised was committed to a guaranteed fund which was facilitated through the Company’s involvement in both the tax credit equity as well as our investment or the tax exempt bonds. The Company will participate in the fees generated by the guarantee. In addition, MFH Financial Trust I, a subsidiary of Midland Financial Holdings, Inc., (MFH),an indirect wholly owned subsidiary of MuniMae, completed an offering of $60 million of 9.5% trust preferred securities to qualified institutional investors. The net proceeds to MFH were used to repay inter-company indebtedness to MuniMae, which in turn used the proceeds to repay debt to third parties.

About Municipal Mortgage & Equity
 MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of June 30, 2004, assets under management totaled $8.9 billion secured by 2,204 properties containing 245,725 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 163 properties containing 36,803 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about prospective distributions and the tax-exempt nature of those distributions, that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MMAfin.com

Contacts
Investor Relations
Angela Richardson, 888/788-3863